10.1 --- Employment Agreement

CHIEF EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this 14th day of August, 2006, by and between HYPERDYNAMICS CORPORATION, a Delaware corporation (the "Company"), and KENT P. WATTS ("Executive").

W I T N E S S E T H:

WHEREAS, Executive and the Company deem it to be in their respective best interests to enter into an agreement providing for the Company's employment of Executive pursuant to the terms herein stated;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

1.     Effective Date. This Agreement shall be effective as of the 1st day of July, 2006, which date shall be referred to herein as the "Effective Date".

2.     Position and Duties.

(a) Heretofore, Executive has served since 1997 as the Company’s Chairman of the Board of Directors, President and Chief Executive Officer. In February of 2006, the board of directors elected Executive as its President and Chief Executive Officer (also referred to as the “Chief Executive”) once again. The Executive has been employed under a prior agreement up until the effective date of this Agreement. Henceforth, the Company hereby employs Executive as its President and Chief Executive Officer pursuant to the terms of this Agreement commencing as of the Effective Date for the "Term of Employment" (as herein defined below). In this capacity, Executive shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to such offices and position and to such other services of a senior executive nature as may be reasonably requested by the Board of Directors (the "Board") of the Company which may include services for one or more subsidiaries or affiliates of the Company. Executive shall in his capacity as an employee and officer of the Company be responsible to and obey the reasonable and lawful directives of the Board.

(b) Executive shall devote his full time (as defined below) and attention to such duties, except for sick leave, periodic personal trips and vacations as determined not to conflict with the material operations of the Company, and excused leaves of absences otherwise. Executive shall use his best efforts during the Term of Employment to protect, encourage, and promote the interests of the Company. Full time with respect to this agreement is understood to credit the Executive for his on-call status with regard to managing employees located around the world and recognizing that the Executive’s hours of specific work for the company are not limited to any specific range of time during a work day but can be accomplished around the clock and on weekends and/or holidays if deemed necessary by the Executive, and may be done at any physical location including Executive’s home which Company agrees to establish full computer, system and access communications capabilities for Executive as deemed necessary by Executive and at the cost of the Company through either direct equipment and service purchases or reimbursement to Executive for such purchases.

(c) Notwithstanding paragraph 2(b), and with Company consent, Executive shall be entitled to sit as a director on other boards of directors so long as doing so presents no conflict of interest with Executive's performance of his duties or his positions at the Company. Specifically, it is known and understood by the Company that Executive is the founder of the non-profit organization, American Friends of Guinea, which is a non-profit with an exempt purpose to provide medical infrastructure and aide to the people of the Republic of Guinea. This activity is explicitly and implicitly understood not to be a conflict of interest.

3.     Compensation.

(a) Base Salary. The Company shall pay to Executive during the Term of Employment a minimum salary at the rate of Two Hundred Fifty Thousand dollars ($250,000.00) per year and agrees that such salary shall be reviewed at least semi-annually by the independent compensation committee to insure that the Executive’s compensation package remains reasonably competitive to the market top executives in similar companies.

Such salary shall be payable Bi-Weekly, Semi-monthly, or monthly in accordance with the Company's normal payroll procedures. (Executive's annual salary, as set forth above or as it may be increased from time to time as set forth herein, shall be referred to hereinafter as "Base Salary"). At no time during the Term of Employment shall Executive's Base Salary be decreased from the amount of Base Salary then in effect.

(b) Performance Bonus. In addition to the compensation otherwise payable to Executive pursuant to this Agreement, Executive shall be eligible to receive an annual bonus equal to 1% of the Company’s net income before interest, taxes, and Executives Performance Bonus, as determined by generally accepted accounting principles (GAAP). If there is no net income, the Performance Bonus is zero (0).

(c) Long Term Incentive/Stock Options. Upon execution of this Agreement which was approved by the Compensation Committee and recommended to the board of directors and then approved by the board of directors, the board of directors will take action to grant Executive 40,000 S8 registered stock options to purchase the common stock of the Company, every quarter during the term of this Agreement, beginning the date that this Agreement is signed, and then on the first day of every quarter thereafter. Thus, the total options to be granted to Executive under this Agreement shall be 480,000 (12 quarters x 40,000). These options are subject to the Company’s Employee Stock and Stock Option plan and shall be three (3) year options with a strike price equal to the greater of $2 or the closing last trade price on the date of each grant by the board of directors. All quarterly grants are limited in quantity to insure that the covenant of the Company with Cornell Capital, not to issue more than 300,000 shares of equity securities in any one quarter. The number of options not granted for any one quarter pursuant to this limitation will be carried forward and granted the next quarter if the limitation is not exceeded including such carried forward shares. Any of these 480,000 options not granted by the beginning of the 12th quarter or the end of this agreement shall be granted in future quarters to the extent such grants do not exceed the Cornell limitation.

4.     Benefits During the Term of Employment:

(a) Executive shall be eligible to participate in any life, health and long-term disability insurance programs, pension and retirement programs, stock option and other incentive compensation programs, and other fringe benefit programs made available to senior executive employees of the Company from time to time, and Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Company's Board of Directors including but not necessarily limited to a corporate lease vehicle of Executive’s choosing and a membership in a country club of the Executives Choosing to be used for entertainment of potential investors, partners, and customers.

(b) Executive shall be allowed four (4) weeks of vacation with pay and leaves of absence with pay on the same basis as other senior executive employees of the Company. Executive shall devote his full time and attention to such duties, except for sick leave, periodic personal trips and vacations as determined not to conflict with the material operations of the Company, and excused leaves of absences otherwise.

(c) The Company shall reimburse Executive for reasonable business expenses incurred in performing Executive's duties and promoting the business of the Company, including, but not limited to, reasonable entertainment expenses, travel and lodging expenses, following presentation of documentation in accordance with the Company's business expense reimbursement policies. Executive shall use his best efforts during the Term of Employment to protect, encourage, and promote the interests of the Company. Full time with respect to this agreement is understood to credit the Executive for his on-call status with regard to managing employees located around the world and recognizing that the Executive’s hours of specific work for the company are not limited to any specific range of time during a work day but can be accomplished around the clock and on weekends and/or holidays if deemed necessary by the Executive, and may be done at any physical location including Executive’s home which Company agrees to establish full computer, system and access communications capabilities for Executive as deemed necessary by Executive and at the cost of the Company through either direct equipment and service purchases or reimbursement to Executive for such purchases.

(d) Executive shall be added as an additional named insured under all liability insurance policies now in force or hereafter obtained covering any officer or director of the Company in his or her capacity as an officer or director. Company shall indemnify Executive in his capacity as an officer or director and hold him harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by him on behalf of or in the course of performing services for the Company.

5.     Term; Termination of Employment. As used herein, the phrase "Term of Employment" shall mean the period commencing on the Effective Date and ending on the same date three (3) years later; provided, however, that as of the expiration date of each of (i) the initial Term of Employment and (ii) if applicable, any Renewal Period (as defined below), the Term of Employment shall automatically be extended for a two (2) year period (each a "Renewal Period") unless either the Company or Executive provides Two (2) months' notice to the contrary. Notwithstanding the foregoing, the Term of Employment shall expire on the first to occur of the following:

(a) Termination by the Company. Notwithstanding anything to the contrary in this Agreement, whether express or implied, the Company may, at any time, terminate Executive's employment for any reason other than Cause, Death or Disability by giving Executive at least 60 days' prior written notice of the effective date of termination. Company may terminate Employee's employment for Cause, Death or Disability without prior notice, except that Executive may not be terminated for substantial and willful failure to perform specific and lawful directives of the Board, unless and until the Board has given him reasonable written notice of its intended actions and specifically describing the alleged events, activities or omissions giving rise thereto and with respect to those events, activities or omissions for which a cure is possible, a reasonable opportunity to cure such breach; and provided further, however, that for purposes of determining whether Cause is present, no act or failure to act by Executive shall be considered "willful" if done or omitted to be done by Executive in good faith and in the reasonable belief that such act or omission was in the best interest of the Company and/or required by applicable law. The terms "Cause" and "Disability" shall have the meaning given them under the Separation and Severance Agreement.

(b) Termination by Executive. In the event that Executive's employment with the Company is voluntarily terminated by Executive, the Company shall have no further obligation hereunder from and after the effective date of termination except as may be provided in the Separation and Severance Agreement and the Company shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity. Executive shall give the Company at least 30 days' advance written notice of his intention to terminate his employment hereunder.

(c) Salary, Benefits, and Severance Pay Upon Termination. In the event of termination of employment, Executive shall receive all regular Base Salary due up to the date of termination, and if it has not previously been paid to Executive, Executive shall be paid any Bonus to which Executive had become entitled under the Bonus Plan prior to the effective date of such termination and the Company shall have no further obligation hereunder from and after the effective date of termination except as may be provided in the Separation and Severance Agreement and the Company shall have all other rights and remedies available under this Agreement or any other agreement and at law or in equity. Executive's stock options with respect to the Company's stock shall be subject to the terms of the Hyperdynamics’ Employee Stock and Stock Option Plan or any successor plan, which is a separate agreement. In the event of termination, Executive's rights to benefits other than severance shall be governed by the terms of the Company's retirement, insurance and other benefit plans and programs then in effect in accordance with the terms of such plans. Executive's right to severance benefits, if any, shall be governed by the terms of the Separation and Severance Agreement attached hereto as Exhibit A (the "Severance Agreement"); provided, however, the Executive, as the Chief Executive, shall be entitled to de novo review of any material violation of this Severance Agreement, or denial of any claim, or eligibility for any claim thereunder exclusively as provided in the Resolution of Dispute provisions of section 12 of this Employment Agreement. The Severance Agreement is incorporated in this Agreement by reference and is hereby made a part of this Agreement as if fully set forth herein.

6.     Confidential Information, Non-Solicitation and Non-Competition.

(a) During the Term of Employment and at all times thereafter, Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public.

7.     Return of Company Documents: In the event Executive leaves the employment of Company for whatever reason, Executive agrees to deliver to Company any and all property situated on Company's premises and owned by Company including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time, with or without notice, for the purpose of protecting Company's rights and interests in its intellectual property.

8.     Taxes. All payments to be made to Executive under this Agreement will be subject to any applicable withholding of federal, state and local income and employment taxes. Any withholding regarding exercise of stock options will be determined by including an opinion of a third party tax attorney paid by the company as pertaining to any withholding that may be required or not required.

9.     Miscellaneous. This Agreement shall also be subject to the following miscellaneous considerations:

(a) Executive and the Company each represent and warrant to the other that he or it has the authorization, power and right to deliver, execute, and fully perform his or its obligations under this Agreement in accordance with its terms.

(b) This Agreement (including attached Exhibit A) contains a complete statement of all the arrangements between the parties with respect to Executive's employment by the Company, this Agreement supersedes all prior and existing negotiations and agreements between the parties concerning Executive's employment, and this Agreement can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto.

(c) If any provision of this Agreement or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

(d) This Agreement shall be governed by and construed in accordance with the internal, domestic laws of the State of Texas.

(e) Any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under benefit plans, agreements, or arrangements of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company-sponsored employee benefit plans. Provisions of this Agreement shall not in any way abrogate Executive's rights under such other plans, agreements, or arrangements.

(f) For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the named Executive at the address set forth below under his signature; provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(g) Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(h) Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

(i) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.    Survival of Provisions: The executory provisions of this Agreement will survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE	COMPANY

HYPERDYNAMICS CORPORATION

BY:	BY:

KENT P. WATTS	HARRY J. BRIERS
TITLE:	TITLE:
CHIEF EXECUTIVE OFFICER	EXECUTIVE VICE PRESIDENT

ADDRESS:	ADDRESS:
3803 Pine Branch Drive	One Sugar Creek Center Boulevard
Suite 125
Pearland, Texas 77581	Sugar Land, Texas 77478